Exhibit 99.1

New York Communty Bancorp, Inc.’s Common Stock to Commence Trading under the Symbol “NYCB” Today

WESTBURY, N.Y.--(BUSINESS WIRE)--November 13, 2012--New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today confirmed that its common stock will commence trading under the ticker symbol “NYCB” when the market opens this morning on the New York Stock Exchange. The ticker symbol change was originally announced on October 24th.

“NYCB” was the Company’s trading symbol on the Nasdaq National Market from November 21, 2000 to December 19, 2002. The symbol was changed to “NYB” when the Company moved its common stock listing to the NYSE the following day. To celebrate the return of “NYCB” as the Company’s common stock ticker symbol, members of the Company’s management team and the Board of Directors will ring the closing bell at the NYSE this afternoon.

The Company also confirmed that the trading symbol for its Bifurcated Option Note Unit SecuritiESSM (“BONUSES Units”) will change this morning to “NYCB PrU”.

About New York Community Bancorp, Inc.

With assets of $44.1 billion at September 30, 2012, New York Community Bancorp, Inc. is the 20th largest bank holding company in the nation and a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with 240 branches serving customers throughout Metro New York, New Jersey, Florida, Ohio, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of strength and service in its community: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank.

Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032